EXHIBIT 8.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 18, 2008

Applera Corporation

301 Merritt 7

Norwalk, Connecticut 06851

Ladies and Gentlemen:

 We have acted as counsel to Applera Corporation, a Delaware corporation (“Applera”), in connection with the contemplated contribution to Celera Corporation, a Delaware corporation (“Celera”), of the businesses, assets and liabilities of Applera that currently are attributable to Applera’s Celera Group (the “Celera Group”), and the exchange of Celera common stock (“Celera Common Stock”) for Celera Group tracking stock (the “Split-off”), as described in the registration statement on Form S-1 (and all exhibits and attachments thereto) filed with the United States Securities and Exchange Commission (the “Commission”) on February 29, 2008, as amended (the “Registration Statement”).  You have requested our opinion regarding certain material United States federal income tax consequences of the Split-off.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing as of the Split-off date, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the agreements entered into by Applera and Celera in connection with the Split-off (the “Separation Agreements”), the Agreement and Plan of Merger among Invitrogen Corporation, Atom Acquisition, LLC and Applera, dated as of June 11, 2008 (the “Merger Agreement”) and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.  In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the Split-off date, of certain statements, representations, covenants and agreements made by Applera and Celera, including factual statements and representations set forth in letters dated the date hereof from officers of Applera and Celera (the “Representation Letters”).  For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the Split-off date, true and correct without regard to any qualification as to knowledge or belief.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Applera and Celera including those set forth in the

Representation Letters, and we have assumed that the Representation Letters will be re-executed by appropriate officers as of the Split-off date.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents.  We also have assumed that the transactions related to the Split-off or contemplated by the Separation Agreements will be consummated as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Split-off date.  We also have assumed that the transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and that none of the terms and conditions contained therein will be waived or modified in any material respect.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof.  It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Separation Agreements or the Representation Letters, could affect our conclusions herein.  Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based solely on the foregoing, we are of the opinion that, under current law, for United States federal income tax purposes:

(i)                       no gain or loss will be recognized by (and no amount will be included in the income of) Celera as a result of the exchange of Celera Common Stock for Celera Group tracking stock.

(ii)                    no gain or loss should be recognized by (and no amount should be included in the income of) the Celera Group tracking stock holders upon their receipt of shares of Celera Common Stock in the Split-off pursuant to Section 355(a) of the Code, although in light of the Proposed Merger there is a significant risk that the IRS and a court could conclude to the contrary;

(iii)                 the tax basis of the Celera Common Stock received in the Split-off should equal the tax basis in the Celera Group tracking stock redeemed in exchange therefor and the holding period of the Celera Common Stock received by each Celera Group tracking stock holder should include the period during which the Celera Group tracking stock redeemed in exchange therefor was held, although in light of the Proposed Merger there is a significant risk that the IRS and a court could conclude to the contrary; and

(iv)                if the Split-off fails to qualify for tax-free treatment, a Celera Group tracking stock holder should, depending on such stockholder’s particular circumstances, be treated either as having sold their Celera Group tracking stock in exchange for the shares of Celera Common Stock or as having received a distribution from Applera.  A Celera Group tracking stock holder should be treated as having sold the Celera Group tracking stock in exchange for the shares of Celera Common Stock, and thus should recognize gain or loss, if the exchange (a) results in a “complete termination” of such stockholder’s interest in Applera, (b) results in a “substantially disproportionate” reduction in such stockholder’s interest or (c) is not “essentially equivalent to a dividend” with respect to such stockholder.  In applying these tests, a stock holder should be treated as owning shares actually or constructively owned by certain related individuals and entities and shares which the stockholder has the right to acquire by exercise of an option.  The Split-off will result in a “complete termination” of a stockholder’s interest in Applera if such stockholder does not own, actually or constructively, any Applied Biosystems tracking stock.  An exchange of Celera Group tracking stock in exchange for the shares of Celera Common Stock will be “substantially disproportionate” with respect to a stockholder if the percentage of the outstanding shares of Applied Biosystems tracking stock actually and constructively owned by such stockholder immediately after the transaction is less than 80% of the percentage of the shares of Applied Biosystems tracking stock and Celera Group tracking stock actually and constructively owned by such stockholder immediately before the transaction.  A stockholder will satisfy the “not essentially equivalent to a dividend” test if the reduction in such stockholder’s proportionate interest in Applera as a result of the Split-off constitutes a “meaningful reduction” in their interest given such stockholder’s particular facts and circumstances.  The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a “meaningful reduction.”  If a Celera Group tracking stock holder is treated as having sold their shares of Celera Group tracking stock under the tests described above, such stockholder should recognize gain or loss equal to the difference between the fair market value of the shares of Celera Common Stock received and the holder’s tax basis in the Celera Group tracking stock redeemed in exchange for the shares of Celera Common Stock.  If a Celera Group tracking stock holder is not treated under the foregoing tests as having sold their Celera Group tracking stock in exchange for Celera Common Stock, the Split-off should be treated as a distribution equal to the fair market value of the shares of Celera Common Stock received, which should be taxed (i) as a dividend to the extent of such holder’s pro rata share of Applera’s current and accumulated earnings and profits, then (ii) as a non-taxable return of capital to the extent of such holder’s tax basis in the Celera Group tracking stock redeemed, and finally (iii) as capital gain with respect to the remaining value.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Split-off or of any other transaction or event contemplated by or referred to in the Registration Statement.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change in the facts stated, referenced, or assumed herein or of any subsequent change in applicable law. This opinion may not be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.  We consent to the use of our name in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate,
Meagher & Flom LLP